EXHIBIT (99)

ATIO CORPORATION USA
BALANCE SHEET
DECEMBER 31, 1998 AND 1997
- --------------------------------------------------------------------------------


                                                                     1998             1997
     ASSETS

Current assets:
   Cash                                                           $       300     $   318,783
   Accounts receivable, net of allowance for doubtful accounts of $20,000 and $76,433 at December 31, 1998 and 1997,
     respectively                                                     168,754          87,401
   Due from affiliates at December 31, 1998                           125,306
   Prepaid expenses                                                    38,188          43,872
                                                                  -----------     -----------
         Total current assets                                         332,548         450,056
                                                                  -----------     -----------

Property and equipment:
   Equipment                                                          460,026         252,319
   Leasehold improvements                                             186,889          45,000
                                                                  -----------     -----------
                                                                      646,915         297,319
   Accumulated depreciation and amortization                         (194,699)        (69,696)
                                                                  -----------     -----------
                                                                      452,216         227,623
                                                                  -----------     -----------
         Total assets                                             $   784,764     $   677,679
                                                                  ===========     ===========

         LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                               $   435,889     $   252,066
   Due to affiliates                                                   38,448         137,025
   Accrued payroll and benefits                                       270,619          23,665
   Other accrued expenses                                             124,748          32,893
   Deferred revenue                                                     7,779
   Note payable - affiliate                                         1,761,672
                                                                  -----------     -----------
         Total current liabilities                                  2,639,155         445,649
                                                                  -----------     -----------

Redeemable common stock                                               500,000         500,000
                                                                  -----------     -----------

Shareholders' deficit:
   Common stock, $.01 par value, 11,000,000 shares
     authorized; 3,800,000 shares issued and outstanding
     at December 31, 1998 and 1997                                     38,000          38,000
   Additional paid-in capital                                       5,964,838       5,896,213
   Subscription receivable                                                         (2,063,333)
   Unearned compensation                                              (49,562)
   Accumulated deficit                                             (8,307,667)     (4,138,850)
                                                                  -----------     -----------
         Total shareholders' deficit                               (2,354,391)       (267,970)
                                                                  -----------     -----------
         Total liabilities and shareholders' deficit              $   784,764     $   677,679
                                                                  ===========     ===========

              See accompanying notes to the financial statements.

ATIO CORPORATION USA
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,
- --------------------------------------------------------------------------------

                                       1998            1997             1996
                                                                    (UNAUDITED)

Revenues:
   Software                         $   348,068     $   185,620     $   127,237
   Services                             348,517         698,284         721,012
                                    -----------     -----------     -----------
         Total revenue                  696,585         883,904         848,249

Cost of revenues:
   Software                              59,434          98,368          76,652
   Services                             617,707         756,169         267,836
                                    -----------     -----------     -----------
                                        677,141         854,537         344,488
                                    -----------     -----------     -----------
         Gross profit                    19,444          29,367         503,761

Operating expenses:
   Sales and marketing expenses       1,603,649       1,558,782         545,240
   General and administrative         1,430,875       1,419,059         419,567
   Research and development           1,105,285         267,159          64,118
                                    -----------     -----------     -----------
         Total operating expenses     4,139,809       3,245,000       1,028,925

Loss from operations                 (4,120,365)     (3,215,633)       (525,164)
Other expense, net                       48,452          56,691
                                    -----------     -----------     -----------
         Net loss                   $(4,168,817)    $(3,272,324)    $  (525,164)
                                    ===========     ===========     ===========

              See accompanying notes to the financial statements.

ATIO CORPORATION USA
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
- --------------------------------------------------------------------------------

                                           COMMON STOCK
                                     --------------------------   ADDITIONAL                  STOCK                        TOTAL
                                      NUMBER                       PAID IN    ACCUMULATED  SUBSCRIPTION    UNEARNED    SHAREHOLDERS'
                                     OF SHARES        AMOUNT       CAPITAL      DEFICIT     RECEIVABLE   COMPENSATION     DEFICIT
Balances at December 31, 1995
  (unaudited)                         1,000,000     $    10,000               $  (341,362)                              $  (331,362)
   Issuance of additional common
     stock to Venturian               1,000,000          10,000                                                              10,000
   Net loss                                                                      (525,164)                                 (525,164)
                                     ----------     -----------  -----------  -----------   -----------  -----------    -----------

Balances at December 31, 1996
  (unaudited)                         2,000,000          20,000                  (866,526)                                 (846,526)
   Capital contribution by affiliate                             $ 3,088,307                                              3,088,307
   Issuance of common stock, net of
     expenses of $174,094             2,000,000          20,000    3,305,906                $(3,000,000)                    325,906
   Redeemable common stock             (200,000)         (2,000)    (498,000)                                              (500,000)
   Development services provided                                                                266,667                     266,667
   Collection on stock subscription
     receivable                                                                                 670,000                     670,000
   Net loss                                                                    (3,272,324)                               (3,272,324)
                                     ----------     -----------  -----------  -----------   -----------  -----------    -----------

Balances at December 31, 1997         3,800,000          38,000    5,896,213   (4,138,850)   (2,063,333)                   (267,970)
   Development services provided                                                                548,333                     548,333
   Collection on stock subscription
     receivable                                                                               1,515,000                   1,515,000
   Unearned compensation                                              68,625                             $   (68,625)
   Compensation expense
     recognized                                                                                               19,063         19,063
   Net loss                                                                    (4,168,817)                               (4,168,817)
                                     ----------     -----------  -----------  -----------   -----------  -----------    -----------

Balances at December 31, 1998         3,800,000     $    38,000  $ 5,964,838  $(8,307,667)  $        --  $   (49,562)   $(2,354,391)
                                     ==========     ===========  ===========  ===========   ===========  ===========    ===========

              See accompanying notes to the financial statements.

ATIO CORPORATION USA
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
- --------------------------------------------------------------------------------

                                                            1998            1997             1996
                                                                                         (UNAUDITED)
Cash flows from operating activities:
   Net loss                                              $(4,168,817)    $(3,272,324)    $  (525,164)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
      Depreciation and amortization                          125,003          44,102          15,209
      Compensatory stock options                              19,063
      Development services                                   548,333         266,667
      Issuance of common stock                                                                10,000
   Changes in operating assets and liabilities:
      Accounts receivable                                    (81,353)         11,172          62,519
      Prepaid expenses                                         5,684          (6,870)            612
      Other assets                                                                            21,780
      Accounts payable                                       144,885         232,671          19,395
      Deferred revenue                                         7,779          (9,260)         (4,720)
      Accrued payroll and benefits                           246,954         (35,943)         21,625
      Other accrued expenses                                  91,855          (8,317)         22,699
                                                         -----------     -----------     -----------
            Net cash used in operating activities         (3,060,614)     (2,778,102)       (356,045)
                                                         -----------     -----------     -----------

Cash flows from investing activities:
   Purchase of equipment and leasehold improvements         (349,596)       (178,704)        (77,411)
                                                         -----------     -----------     -----------
            Net cash used in investing activities           (349,596)       (178,704)        (77,411)
                                                         -----------     -----------     -----------

Cash flows from financing activities:
   Bank overdrafts                                            38,938
   Net advances from affiliates                            1,537,789       2,146,048         528,914
   Subscription receivable collections                     1,515,000         670,000
   Proceeds from issuance of common stock                                    325,906
                                                         -----------     -----------     -----------
            Net cash provided by financing activities      3,091,727       3,141,954         528,914
                                                         -----------     -----------     -----------

Net (decrease) increase in cash                             (318,483)        185,148          95,458
Cash at beginning of period                                  318,783         133,635          38,177
                                                         -----------     -----------     -----------
Cash at end of period                                    $       300     $   318,783     $   133,635
                                                         ===========     ===========     ===========

Noncash investing and financing transactions:
   Note payable converted to equity                                      $ 3,088,307
   Development services provided for payment of
     stock subscription receivable                       $   548,333         266,667

              See accompanying notes to the financial statements.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


1.          ORGANIZATION

            DESCRIPTION OF BUSINESS
            ATIO Corporation USA, Inc., (the "Company" or "ATIO USA"), formerly Venturian Software Enterprises, Inc., provides customer contact automation software under the trade name CyberCall. The Company has provided high-technology information services in the Upper Midwest as a value-added dealer of Magic(TM) software, providing primarily consulting services and custom applications development.

            Prior to October 1997, the Company was a 90 percent owned subsidiary of Venturian Corp. ("Venturian"). Effective October 1, 1997, the Company entered into a joint venture agreement with Venturian, Atio Corporation (PTY) Ltd. ("Atio PTY") of South Africa, Atio Corporation International, Inc. ("Atio International") and the Company's minority shareholder and president, Ilan Sharon ("Sharon"), whereby Atio International acquired a 50 percent interest in the Company through funding provided by Atio PTY.

            As a result of this agreement, Atio International owns a 50 percent non-controlling interest, Venturian owns 45 percent and Sharon owns 5 percent of the Company. The Company changed its name to ATIO Corporation USA, Inc. upon completion of the transaction.

            ABILITY TO CONTINUE AS A GOING CONCERN
            The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred accumulated losses since inception totaling $8,307,667 and, to date, the research, development, sales and marketing and other business operations of the Company have been funded primarily through the private sale of the Company's securities and advances from affiliates. The future of the Company is dependent upon its ability to raise additional capital to fund its sales and marketing efforts and the continued development of its products. The Company is currently seeking additional sources of financing to fund its operations through a private placement. See Note 11 for certain financing related subsequent events.


2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            USE OF ESTIMATES
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

            CONCENTRATION OF CREDIT RISK
            Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company monitors its customers' financial condition to minimize its risks associated with trade accounts receivable, but generally does not require collateral from its customers.

            FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS
            The Company's financial instruments consist of short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and maturities.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


            PROPERTY AND EQUIPMENT
            Property and equipment are stated at cost. Depreciation is determined for financial reporting purposes using the straight-line method over the estimated useful lives (three to ten years) of the assets and for tax purposes using accelerated methods. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in operations. Leasehold improvements are amortized over the shorter of their useful life or the lease term.

            RESEARCH AND DEVELOPMENT
            Research and development expenditures are expensed as incurred.

            SOFTWARE DEVELOPMENT COSTS
            Costs incurred internally in creating computer software are charged to expense when incurred. Technological feasibility is established upon completion of a working model. No costs have been capitalized pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant.

            REVENUE RECOGNITION
            Revenue on software sales is recognized upon shipment, if no significant vendor obligations remain and collection is probable. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period which is typically twelve months. Other service revenues, such as training and consulting, are recognized when services are performed.

            INCOME TAXES
            The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


3.          JOINT VENTURE AGREEMENT

            Effective October 1, 1997, the Company entered into a joint venture agreement. Pursuant to the terms of the joint venture agreement, the Company issued 2,000,000 shares of its common stock to Atio International in exchange for $3,500,000 and a royalty-free license with respect to Atio International's AtioCall products. The joint venture agreement provides for the $3,500,000 to be provided in cash and development services by Atio PTY, on behalf of Atio International, due in various installment payments with the final payment made in August 1998.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


            There were additional agreements entered into in connection with the joint venture agreement as follows:

            TECHNOLOGY AND LICENSE AGREEMENT
            The Technology and License Agreement (the "License Agreement"), among other things, provides (i) the Company with a worldwide exclusive right to Atio International's AtioCall products, (ii) for the transfer of the AtioCall product rights to the Company, subject to certain conditions, no later than December 31, 1999, (iii) that Atio PTY furnish certain development services to the Company in connection with this exclusive right, and (iv) that $800,000 of the amount owed by Atio PTY for the purchase of the Company's common stock be paid by providing development services to the Company.

            TECHNOLOGY DEVELOPMENT AND SUPPORT AGREEMENT
            The Technology Development and Support Agreement (the "Development Agreement"), among other things, provides for Atio PTY to perform such product development services as to which the Company and Atio PTY mutually agree. The Company is required to purchase development services exclusively from Atio PTY until March 1, 1999; thereafter, the Company may purchase such services from any source. Compensation for the development and support service is based upon annual budgets mutually agreed to by Atio PTY and the Company. Atio PTY provided development services to the Company of $548,333 and $266,667 during 1998 and 1997, respectively, which were paid for through an offset to the stock subscription receivable. The Development Agreement also provides for additional compensation to Atio PTY of five percent of the Company's gross profit from the licensing of AtioCall products for the period from September 1, 1998 through August 31, 2000. As of December 31, 1998, $15,200 was owed to Atio PTY relating to the licensing of AtioCall products.

            SHAREHOLDERS' AGREEMENT
            The Shareholders' Agreement (the "Shareholders' Agreement"), among other things, sets forth (i) various terms and restrictions for the transfer of any of the Company's shares of common stock, (ii) certain matters with respect to the governance of the Company, and
            (iii) the Company's responsibility to redeem Sharon's shares of common stock upon his termination or death, at a price as defined in the Shareholders' Agreement. The Shareholders' Agreement provides rights including capital call requirements and Venturian's ability to merge the Company with Atio International.

            The principal terms of the Shareholders' Agreement shall terminate immediately if a registration statement filed by the Company in connection with the sale of its common shares is declared effective by the Securities and Exchange Commission and the sale of common shares is consummated.

            During 1997, 200,000 shares of the Company's common stock were reclassified to redeemable common stock, based upon the Company's responsibility to redeem those shares.

            DISTRIBUTION AGREEMENT
            The Distribution Agreement (the "Distribution Agreement") provides for Atio International to have exclusive distribution rights outside of North America for the Company's CyberCall products.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


            SERVICES AGREEMENT

            Pursuant to the terms of the Services Agreement (the "Services Agreement"), Atio International is to provide the Company with certain general and product development services, as defined for $29,708 per month plus quarterly and annual incentive payments, as defined.

            The term of the Services Agreement is for four years and may be renewed for successive one year periods. The Services Agreement may be terminated by the Company prior to that time upon written notice and may result in 12 months of additional payments upon termination.


4.          EMPLOYEE BENEFIT PLANS

            Effective January 1, 1998, the Company adopted a defined contribution plan (the "Plan") which covers all full time employees who are over the age of 21 and have been employed by the Company for three consecutive months. The Company matches 50% of the first 4% of the employee's contributions. During 1998, the Company contributed $13,334 to the Plan.

            Through December 31, 1997, the Company participated in a defined contribution plan (the "Venturian Plan") sponsored by Venturian. Substantially all employees were eligible to participate in the Venturian Plan after completing at least one year of service as defined by the Venturian Plan. Matching contributions were at the discretion of Venturian management.


5.          LEASE COMMITMENTS

            The Company's operations are conducted in a leased facility under an agreement expiring in July 2000. In addition, the Company also leases certain office equipment under operating leases. Rent expense was $316,371, $41,869 and $15,787 (unaudited) for the years ended December 31, 1998, 1997 and 1996, respectively.

            Future minimum lease payments under operating leases are as follows:

            YEAR ENDED DECEMBER 31,

            1999                                                     $   295,041
            2000                                                         188,752
            2001                                                          42,335
            2002                                                           3,476


6.          INCOME TAXES

            As of December 31, 1998, the Company has approximately $5,950,000 of net operating loss carryforwards ("NOL") for federal income tax purposes. The net operating loss carryforwards are generally available to offset future taxable income and begin to expire in the year 2012. Utilization of these net operating loss carryforwards in the future by the Company may be limited or deferred subject to
            Section 382 of the Internal Revenue Code. No future tax benefit for such carryforwards or other temporary differences has been recorded as a deferred tax asset since utilization of such benefits is not presently deemed by management to be more likely than not, based on the weight of available evidence.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


7.          STOCK OPTIONS

            In November 1996, the Company's board of directors and shareholders adopted the 1996 Stock Option Plan (the "1996 Plan") which provides participating employees the right to purchase common stock of the Company through incentive and non-qualified stock options. A total of 950,000 shares of common stock are reserved for issuance under the plan.

            Under the 1996 Plan, incentive stock options should be granted at the fair market value of the common shares on the date of the grant. The option term is fixed at the date of grant and may not exceed ten years from the date the option is granted. Options become exercisable in installments over three years.

            The following is a summary of stock option activity:

                                 1998                      1997                      1996
                       ------------------------  ------------------------  ------------------------
                                    WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                     AVERAGE                   AVERAGE                   AVERAGE
                        SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                                                                                       (UNAUDITED)
Outstanding at
  beginning of year     171,250      $1.12        100,000      $1.00
   Granted              878,950       1.25         90,000       1.22        100,000      $1.00
   Forfeited           (258,450)      1.13        (18,750)      1.00
                       --------                  --------                  --------

Outstanding at end
  of year               791,750       1.23        171,250       1.12        100,000      $1.00
                       ========                  ========                  ========

Options exercisable
  at end of year         50,000       1.00         76,250      $1.00             --
                       ========                  ========                  ========

Weighted-average
  fair value of
  options granted
  during the year                    $ .49                     $1.13                     $ .92


            The following summarizes information about stock options outstanding as of December 31, 1998:

                               OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
             -------------------------------------------------------    -----------------------------
                                        WEIGHTED-
                                         AVERAGE
                                        REMAINING       WEIGHTED-                        WEIGHTED-
             EXERCISE     NUMBER       CONTRACTUAL       AVERAGE          NUMBER          AVERAGE
              PRICES    OUTSTANDING       LIFE        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE

              $1.00        50,000         8 years        $1.00            50,000          $1.00
              $1.25       741,750       9.7 years        $1.25
                          -------
                          791,750
                          =======

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


            For the purpose of applying the fair value method as prescribed by SFAS No. 123, the Company used the following weighted average assumptions for grants in 1998; dividend yield of 0%, expected volatility of 0%, a risk-free interest rate of 5.50% based on quoted U.S. Treasury rates on the date of the related option grants, and an expected life of 7 years.

            During 1997 and 1996, the Company's majority shareholder, Venturian Corp., was a publicly-held company. Therefore, during 1997 and 1996, the fair value of each option was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants: dividend yield 0%, expected volatility of 200%, risk-free interest rate of 6.37% and 5.67%, respectively, and an expected life of 3 years.

            STOCK-BASED COMPENSATION
            In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB Opinion No. 25"). Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation expense recognized for stock options granted to employees with an exercise price below fair market value at the date of grant was $19,063 during 1998.

            As permitted by SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation expense related thereto. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, the Company's net loss would have been as follows

                                         1998            1997           1996
                                                                     (UNAUDITED)

            Net loss as reported     $ (4,168,817)   $ (3,272,324)   $ (525,164)
            Net loss pro forma         (4,277,281)     (3,344,944)     (529,258)


8.          BANK OVERDRAFTS

            As of December 31, 1998, the Company had $38,938 of bank overdrafts on its cash accounts. This amount is included in accounts payable.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


9.          MAJOR CUSTOMERS

            The Company had the following customers that accounted for more than 10% of the Company's revenue:

                                     1998         1997         1996
            CUSTOMER                REVENUE      REVENUE      REVENUE
                                                             (UNAUDITED)

               A                   $ 182,600    $ 197,088
               B                                  317,771    $ 377,079
               C                                  103,662      221,470
               D                                  89,928
               E Related party       127,722


10.         RELATED PARTY TRANSACTIONS

            DUE TO AFFILIATE
            Pursuant to the Services Agreement, the Company owed Atio International $23,248 and $51,364 for certain general services performed during the years ended December 31, 1998 and 1997, respectively.

            In connection with the joint venture agreement, during 1997 Venturian made a capital contribution of $3,088,307 to the Company through the conversion of amounts owed to Venturian. In addition, the Company received advances from Venturian for working capital needs. As of December 31, 1997, advances of $85,661 were payable to Venturian. The Company was charged interest at the prime rate (effective rate of 8.5% as of December 31, 1997) on advances received during 1997. Interest expense of $56,691 was recorded by the Company for the year ended December 31, 1997. The amount due to Venturian of $85,661 was paid in full during 1998.

            NOTE PAYABLE - AFFILIATE
            During 1998, the Company received advances totaling $1,761,672 from Atio International for working capital needs. Pursuant to record of action dated October 8, 1998, Atio International has the option to demand repayment of the loan or to convert the loan into shares of the Company's common stock on the basis of $1.25 per share. This option is exercisable within 12 months from September 30, 1998. Repayment would include interest calculated at U.S. prime interest rate. The Company has accrued interest expense of $50,000 calculated at an average interest rate of 8.25%.

            OTHER TRANSACTIONS
            Effective October 1, 1997, Atio International acquired a 50 percent non-controlling interest in the Company through funding provided by Atio PTY. During 1998, the Company had sales transactions, totaling $127,722, with Atio PTY which occurred in accordance with the Distribution Agreement.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


11.         SUBSEQUENT EVENTS

            FACTORED ACCOUNTS RECEIVABLE
            On January 7, 1999, the Company factored, with recourse, their accounts receivable balance through Silicon Valley Financial Services. The amount factored included a significant portion of the December 31, 1998 accounts receivable balance. This financing arrangement was terminated during March 1999 at an immaterial cost to the Company.

            BRIDGE LOAN
            The Company obtained a bridge loan dated March 12, 1999. The total maximum borrowing amount is $1,000,000 and is available subject to an interim drawdown schedule of $550,000 available immediately and increasing by $150,000 in each of the three succeeding months. The loan is collateralized by a first secured interest in all the Company's tangible and intangible assets currently owned or hereinafter acquired. Interest on the principal accrues at 12.875% and is payable monthly. The principal amount plus any accrued interest is due on August 30, 1999. On May 31, 1999, the loan balance was $850,000. Warrants were issued to the lender to purchase 100,000 shares of the Company's common stock at an exercise price of $0.01 per warrant share. The warrants will be exercisable for a period of seven years.

            On June 3, 1999, the Company entered into a Loan Restructure Agreement with the lender. The lender has agreed to extend the time period for the private placement from June 1, 1999 to July 15, 1999, advance the final $150,000 on June 3, 1999 pursuant to the original bridge loan agreement, and to advance up to an additional $350,000 on or after June 7, 1999 for a maximum borrowing of $1,350,000.

            Pursuant to the Loan Restructure Agreement, the Company has agreed to exchange the original warrants exercisable for 100,000 shares of common stock for new warrants exercisable for shares equal to 2.5% of the outstanding common stock on a fully diluted basis at the time of issuance at an exercise price of $0.01 per warrant share. In the event of a default, the conversion amount of common stock exercisable pursuant to the new warrants shall increase by 20% for each period of 30 days that the Company is in default. In addition, the Company has agreed to issue additional warrants exercisable for shares equal to 3.2025% of the outstanding common stock on a fully diluted basis at the time of issuance at an exercise price of $0.01 per warrant share.

            PRIVATE EQUITY FINANCING
            The Company has negotiated a private equity financing through an investment banker to assist the Company, as an agent, in raising up to $10 million of equity capital (the "Financing"), on a best-efforts basis. The investment banker advised the Company that it would not proceed with the Financing unless (i) all of the intellectual property rights for the CyberCall product (the "Product") are owned by ATIO, USA, (ii) all of the worldwide product distribution and trademark rights for the Product are held by ATIO USA, (iii) all of the capital stock of the Company held by Venturian Corporation is repurchased, (iv) ATIO USA employs development staff adequate to maintain and expand the Product, and (v) Willem Ellis becomes a direct shareholder in the Company.

ATIO CORPORATION USA
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


            Pursuant to the Financing, the Company entered into a purchase and sale agreement with Venturian in February 1999. In this agreement, ATIO USA agreed to purchase all 1,800,000 shares of common stock of ATIO USA held by Venturian at a purchase price of $1,000,000 and warrants to purchase shares of securities issued in the financing equivalent to 300,000 shares of common stock, subject to the Company raising $5 million dollars of equity in a private placement on or before September 30, 1999. These warrants have a five year exercise period. Also pursuant to the Financing, the Company agreed to issue 1,200,000 shares of its common stock in exchange for the indebtedness due Atio International.

            Under a restructuring agreement dated February 4, 1999, Atio PTY agreed that immediately after the repurchase of Venturian's shares, to vote for a restructuring of Atio International and ATIO USA that would cause Willem Ellis to become a direct shareholder, cause all of the intellectual property rights in and to the Products to be fully vested in ATIO USA, and to terminate any distribution rights reserved for Atio International so that all of the worldwide distribution rights vest in ATIO USA.

            Finally, the parties agreed that it would be in the best business interest of ATIO USA to employ the CyberCall product development team, consisting of sixteen individuals currently housed in South Africa, after the restructuring.

                                  [LETTERHEAD]

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of ATIO Corporation USA Inc.

In our opinion, the accompanying balance sheet and the related statement of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of ATIO Corporation USA Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a shareholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ PRICEWATERHOUSECOOPERS LLP

April 9, 1999, except for Note 11
  as to which the date is June 3, 1999

                                  [LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
Atio Corporation USA, Inc.

            We have audited the accompanying balance sheet of Atio Corporation USA, Inc. (a Minnesota corporation) as of December 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atio Corporation USA, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

            The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred accumulated losses since inception of $4,138,850 and losses are expected to continue through the sales and marketing efforts and further development of its products. These factors, among others, as discussed in the footnotes, raise substantial doubt about the Company's ability to continue as a going concern. As indicated in the footnotes, the Company is continuing its efforts to raise the additional funds required to carry on its activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/GRANT THORNTON LLP



Minneapolis, Minnesota
February 20, 1998